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Exhibit 99.1

FOR IMMEDIATE RELEASE
Contacts:
Tom Mason—CFO Centiv, Inc. 847-876-8304 Email: tmason@centiv.com	Keith Fetter Piedmont Consulting, Inc. 404-233-6999 Email: keith@piedmont-consulting.net

Centiv Files Suit to Block Encad Contract Termination

        VERNON HILLS, Illinois, July 3, 2002—Centiv, Inc. [NASDAQ: CNTV] announced today that it has filed a lawsuit in Illinois state court seeking to prevent the termination by Encad, Inc., a wholly owned subsidiary of Eastman Kodak Company [NYSE:EK] of a multi-year supply agreement between Centiv and Encad. Encad filed a counterclaim seeking substantial alleged damages for past and future lost profits and expenses based upon claims that Centiv breached the supply agreement. At the initial hearing on the case, the parties agreed to a temporary court order ensuring that Centiv would have access to the products supplied by Encad through an Encad reseller at non-wholesale prices.

        "We believe that Encad's termination of our agreement is their reaction after failing to be selected by a large Centiv customer for a large equipment upgrade later this year" said William Rychel, Centiv's President and CEO. "It is unfortunate that Encad has taken this action against Centiv as the result of our customer's decision to replace certain Encad equipment. We believe that Encad's counterclaim is without merit. We intend to pursue our claims and contest Encad's counterclaims vigorously."

About Centiv

        Centiv, Inc. [NASDAQ: CNTV], headquartered in Vernon Hills, IL, offers web services for consumer brand companies to manage their in-store and on-premise POP processes. The delivered product is high quality, digitally produced signage that is mass-customized for the unique requirements of each retail location. Centiv's P.O.P. services are currently used by leading U.S. Corporations including Action Performance, Anheuser Busch, DuPont, Brown-Forman, GuinnessUDV, PepsiAmericas and TruServ. Additional information regarding Centiv, Inc., may be obtained by contacting Centiv headquarters, 998 Forest Edge Drive, Vernon Hills, IL 60061. Phone 847-876-8300 or fax 847-955-1269, or visit its website: http://www.centiv.com for a product demonstration.

        This press release contains statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements appear in a number of places in this press release and include all statements that are not historical statement of fact. The words "may," "would," "could," "will," "progress toward," "move forward," "actively pursuing," "increase," "optimistic", "expect," "estimate," "anticipate," "believes," "intends," "plans," and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that such statements are not guarantees of future performance and involve various risks and uncertainties, many of which are beyond the Company's control. Actual results may differ materially from those discussed in the forward-looking statements as a result of factors described below. These risks include, but are not limited to, competitive market pressures, material changes in customer demand, availability of labor, the Company's ability to perform contracts, governmental policies adverse to the computer industry, economic and competitive conditions, and other risks outside the control of the Company, as well as those factors discussed in detail in the Company's filings with the Securities and Exchange Commission, including "Factors That May Affect Future Results" section of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

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  Exhibit 99.1